World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Chief Accounting Officer 281-618-3428
NEWS RELEASE

FOR IMMEDIATE RELEASE

Wednesday, May 9, 2007

EGL, Inc. Reports First Quarter 2007 Results

HOUSTON, May 9, 2007 – EGL, Inc. (NASDAQ: EAGL) today reported net income for the first quarter of 2007 of $17.3 million, or $0.42 cents per diluted share.  The results compare to first quarter 2006 net income of $11.1 million, or $0.27 cents per diluted share.  Operating income in the first quarter of 2007 was $26.2 million, an increase of 20% from $21.9 million earned in the first quarter a year ago.

The first quarter of 2007 diluted earnings per share of $0.42 included net expenses of $0.08 cents per diluted share ($3.1 million after tax) related to costs incurred associated with the previously-announced proposals to acquire the Company.  The first quarter of 2006 diluted earnings per share of $0.27 included a net gain of $0.04 per share ($1.5 million after tax) related to the resolution of business interruption and related claims filed in 2005 resulting from a fire at the Company’s Thurrock facility in the United Kingdom.

Q1 Financial Highlights:

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Gross revenues increased 6% to $799 million compared with $752 million in the first quarter of 2006;

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Net revenues increased 14% to $270 million compared with $237 million in the first quarter of 2006;

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Net revenue margin improved to 33.8% compared with 31.5% in the first quarter of 2006.

Three Months Ended
$ millions (except EPS)	3/31/07	3/31/06
Gross revenues % change	$ 798.8 + 6%	$ 752.4
Net revenues % change Net revenue margin Operating expenses Operating income	$ 270.1 + 14% 33.8% $ 243.9 $ 26.2	$ 237.2 31.5% $ 215.3 $ 21.9
Net income Diluted EPS	$ 17.3 $ 0.42	$ 11.1 $ 0.27

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EGL Chief Executive Officer Jim Crane commented, “Our first quarter results reflect increased gross and net revenues, improvements in operating expenses and solid cash flow from operations.  Our global team quickly reacted to our weak fourth quarter results and delivered solid results in the first quarter of 2007.  I want to thank our entire staff for this improved performance.”

Gross revenues of $798.8 million in the first quarter of 2007 increased 6% from the same quarter last year, with increases in airfreight forwarding of 2%, ocean freight forwarding of 11%, and customs brokerage, logistics and other of 15%.  Gross revenues outside of North America accounted for 54% of first quarter activity and increased 2% over the same quarter last year due to higher volumes in Europe and Latin America.  North America gross revenues accounted for 46% of first quarter activity and increased 12% over the same quarter last year.

Net revenues of $270.1 million in the first quarter of 2007 increased 14% from the same quarter last year driven by a 8% increase in airfreight forwarding, a 9% increase in ocean freight forwarding and a 27% increase in customs brokerage, logistics and other.  The Company’s first quarter net revenue margin increased to 33.8% compared with 31.5% in the same quarter last year.

Operating income increased 20% to $26.2 million, as compared with the first quarter of 2006.  Operating expenses included $3.5 million of expenses ($3.1 million after-tax or $0.08 per share) related to costs associated with the proposed acquisition.  Operating income as a percent of net revenues was 9.7% compared with 9.2% in the same quarter last year.

Non-operating income in the first quarter of 2007 was $1.3 million compared with non-operating expense of $3.5 million in the same quarter last year.  The improvement was primarily due to the first quarter 2007 gain of $1.9 million from the final release of escrow funds related to the previous sale of the Company’s interest in TDS, $1.0 million of lower net interest expense due to a reduction in borrowings and first quarter 2007 foreign exchange losses of $0.2 million compared with $0.8 million of foreign exchange losses in the same quarter last year.

Cash Position

EGL closed the quarter with $131 million in cash, restricted cash and short-term investments and total debt of $136 million.  Cash flow from operating activities was $37 million for the first quarter compared with $65 million in the same quarter last year.  Capital expenditures for the first quarter were $5.8 million compared with $7.5 million in the first quarter of 2006.

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EGL, Inc. will not hold a conference call to review results for the first quarter ended March 31, 2007.

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Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis.  With 2006 revenues of $3.2 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services.  The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

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The statements in this press release that are not historical facts are forward looking statements.  These statements involve risks and uncertainties including, but not limited to, market conditions, the Company’s financial results and performance, the effect, timing and events arising out of pending  or proposed merger transactions, our ability to manage and continue growth,  risks associated with operating in international markets, events impacting the volume of international trade, our ability to comply with rules relating to the performance of U.S. government contracts, fuel shortages and price volatility of fuel, seasonal trends in our business, currency devaluations and fluctuations in foreign markets, our effective income tax rate, our ability to upgrade our information technology systems, protecting our intellectual property rights, heightened global security measures, availability of cargo space, increases in the prices charged by our suppliers, competition in the freight industry and our ability to maintain market share, material weaknesses within our internal controls, control by and dependence on our founder, liability for loss or damage to goods, the results of litigation, exposure to fines and penalties if our owner/operators are deemed to be employees, failure to comply with environmental, health and safety, and criminal laws and regulations and governmental permit and licensing requirements, laws and regulations that decrease our ability to change our charter and bylaws, the impact of goodwill impairments, the successful deployment of our global IT infrastructure, estimated expenses associated with stock option practices and other factors detailed in the Risk Factors and elsewhere in the Company's  most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.   Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.   The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)
	Three Months Ended March 31,
	2007	2006
Revenues	$ 798,760	$ 752,363
Cost of transportation	528,668	515,162
Net revenues	270,092	237,201
Operating expenses:
Personnel costs	151,556	134,596
Other selling, general and administrative expenses	88,861	80,724
Merger costs	3,504	-
Operating income	26,171	21,881
Nonoperating income (expense), net	1,267	(3,482)
Income before provision for income taxes	27,438	18,399
Provision for income taxes	10,132	7,295
Net income	$ 17,306	$ 11,104

Basic earnings per share	$ 0.42	$ 0.28
Diluted earnings per share	$ 0.42	$ 0.27
Basic weighted-average common shares outstanding	40,751	40,096
Diluted weighted-average common shares outstanding	41,000	40,649

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 130,685	$ 141,422
Trade accounts receivable, net of allowance	586,762	623,558
Other current assets	74,112	70,570
Total current assets	791,559	835,550
Property and equipment, net	187,550	188,498
Goodwill, net	112,771	112,498
Other assets, net	42,105	43,892
Total assets	$ 1,133,985	$ 1,180,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 17,113	$ 12,739
Trade payables and accrued transportation costs	330,580	373,970
Accrued expenses and other liabilities	175,627	161,341
Total current liabilities	523,320	548,050
Long-term debt	118,892	157,157
Other noncurrent liabilities	52,318	55,417
Minority interests	1,527	1,761
Stockholders’ equity	437,928	418,053
Total liabilities and stockholders’ equity	$ 1,133,985	$ 1,180,438

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net income	$ 17,306	$ 11,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,388	8,911
Bad debt expense	746	716
Other	(1,499)	2,338
Net effect of changes in working capital, net of assets acquired	11,823	41,806
Net cash provided by operating activities	36,764	64,875
Cash flows from investing activities:
Capital expenditures	(5,774)	(7,469)
(Increase) decrease in restricted cash	1,097	(618)
Proceeds from sales of other assets	172	203
Proceeds from property insurance	-	517
Acquisitions of businesses, net of cash acquired	-	(1,444)
Cash received from disposal of affiliates	2,895	1,254
Other	1,008	271
Net cash used in investing activities	(602)	(7,286)
Cash flows from financing activities:
Proceeds from issuance of debt	78,005	88,025
Repayment of debt	(116,915)	(134,055)
Issuance (repayment) of short-term debt with maturities of less than three months, net	(8,070)	(1,844)
Repayment of financed insurance premiums and software, net	(830)	(1,306)
Repayment on capital lease obligations	(338)	(662)
Payment of financing fees	-	(68)
Proceeds from exercise of stock options	1,421	9,336
Excess tax benefit of employee stock plans	419	2,889
Other	-	(128)
Net cash used in financing activities	(46,308)	(37,813)
Effect of exchange rate changes on cash	492	580
Increase (decrease) in cash and cash equivalents	(9,654)	20,356
Cash and cash equivalents, beginning of the period	131,915	111,507
Cash and cash equivalents, end of the period	$ 122,261	$ 131,863

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